EXHIBIT 12

                         U S WEST COMMUNICATIONS, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollars in Millions)
                                                     Quarter Ended
                                                  3/31/94     3/31/93
- ----------------------------------------------------------- -----------
Income before income taxes                           $475       $400
Interest expense (net of amounts capitalized)          80         99
Interest factor on rentals (1/3)                       18         17
                                               ----------- ----------
Earnings                                             $573       $516

Interest expense                                       86         99
Interest factor on rentals (1/3)                       18         17
                                               ----------- ----------
Fixed charges                                        $104       $116

Ratio of earnings to fixed charges                   5.51       4.44
- ---------------------------------------------------------- -----------

